Exhibit 10.18

                         CONFIDENTIAL PORTIONS OMITTED

                                   AGREEMENT
                             FOR THE SUPPLY OF COAL
                                     BETWEEN
                SOUTHERN INDIANA GAS AND ELECTRIC COMPANY (Buyer)
                                       AND
                          SIGCORP FUELS, INC. (Seller)

                               December 17, 1997

                                TABLE OF CONTENTS

SECTIONS          HEADINGS                                              PAGE NO.
SECTION 1.        TERM                                                        1
SECTION 2.        QUANTITY, ANNUAL PRICE REVISION, DELIVERIES                 2
SECTION 3.        SOURCE AND DELIVERY                                         3
SECTION 4.        QUALITY                                                     5
SECTION 5.        WEIGHING, SAMPLING AND ANALYSIS                            10
SECTION 6.        PRICE                                                      12
SECTION 7.        INVOICES, BILLING AND PAYMENT                              15
SECTION 8.        FORCE MAJEURE                                              16
SECTION 9.        AUDIT AND INSPECTION                                       20
SECTION 10.       NOTICES                                                    20
SECTION 11.       RIGHT TO USE AND RESELL                                    21
SECTION 12.       LIABILITY                                                  21
SECTION 13.       STATUS AND RELIANCE OF BUYER                               22
SECTION 14.       TERMINATION FOR DEFAULT                                    23
SECTION 15.       CONSTRUCTION OF AGREEMENT                                  23
SECTION 16.       INDEPENDENT CONTRACTOR                                     25
SECTION 17.       PERMITS AND LICENSES                                       26
SECTION 18.       CONFIDENTIALITY                                            26

     THIS COAL SUPPLY AGREEMENT ("Agreement") entered into this 17th day of December, 1997 by and between SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, a public utility organized and existing under the laws of Indiana ("Buyer") and SIGCORP FUELS, INC., an Indiana corporation ("Seller").

                              W I T N E S S E T H :

     WHEREAS, Buyer is an electric utility which desires to purchase a supply of coal of the quality hereafter described for use in its F.B.Culley Generating Station at Yankeetown, Warrick County, Indiana, and;

     WHEREAS, Seller desires to sell coal produced by its Cypress Creek Mine, Warrick County, Indiana, to Buyer and Buyer desires to buy such coal from Seller for the purposes of and in accordance with the provisions of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of coal of the quality and quantity hereinafter described and in accordance with the terms and conditions set forth herein as follows:

SECTION 1. TERM

     Section 1.1 Term. This Agreement shall commence on January 1, 1998, or upon Contract filing with the Indiana Utility Regulatory Commission ("IURC") and the Federal Energy Regulatory Commission ("FERC") and inaction or approval by the IURC and FERC, whichever occurs earlier, and unless sooner terminated as provided herein, shall continue until and including December 31, 2002. Buyer and Seller acknowledge that the source of coal to be furnished under this Agreement is a new mine operation to be developed subsequent to the execution of this document. It is anticipated that deliveries will begin hereunder during the fourth quarter of 1997. Accordingly, the initial term of this Agreement will include calendar years 1998 through 2002 and any portion of 1997 in which coal is produced by Seller from the Cyprus Creek Mine and delivered to Buyer. Buyer shall have the right, but not the obligation, to renew this Agreement for an additional five (5) year period, such right to be exercised by notice in writing to Seller no later than six (6) months prior to the expiration of the initial term of this Agreement.

SECTION 2. QUANTITY, ANNUAL PRICE REVISION, DELIVERIES

     Section 2.1 Quantity.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 2.2 Rate of Shipment.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 2.3 Notification.

          (a) Quarterly Delivery Schedule - By November 1 of each year, Buyer shall specify by written notice to Seller the monthly quantities to be delivered in the following calendar year subject to the limitation contained in subparagraph (b). Quantities shall be specified on quarterly schedules. Revisions to any quarterly schedule shall be made by Buyer no later than the 1st of the month preceding the start of that quarter. (Eg, March 1 for the second quarter, etc.)

          (b) Modification of Quantity - On or before November 1, Buyer may change the Quantity to be delivered in the following year within a range of +/- 10% of the Quantity specified in Section2.1 above.

SECTION 3. SOURCE AND DELIVERY.

     Section 3.1 Source -

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 3.2 Warranties of Operation and Reserves. Seller represents and warrants that The Mine contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it is the legal owner of The Mine, and that it will have or cause to have at The Mine adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal, or to contract therefor. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including Seller's acquisition of all required permits and licenses or Seller shall contract therefor. Seller hereby dedicates to this Agreement from The Mine sufficient reserves of coal meeting the quarterly delivery requirement and quality specifications provided for herein.

     Section 3.3 Non-Diversion of Coal. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use, mine or sell coal from The Mine in a way that will reduce the economically recoverable balance of coal in The Mine to an amount less than that required to be supplied to Buyer hereunder.

     Section 3.4 Truck Delivery, Title, Risk of Loss. Buyer and Seller hereby select truck transportation as the method of shipment for all coal under this Agreement. Coal will be delivered FOB Buyer's F. B. Culley Generating Station, and title to and risk of loss of coal will pass to Buyer when the coal is unloaded at the Culley Plant and placed on its stockpile (the "Delivery Point"). Seller will contract and pay for transportation from The Mine to the F. B. Culley Generating Station and unloading from trucks onto Buyer's stockpile.

     Section 3.5 Alternative Delivery Mode. Buyer shall be entitled, upon one hundred twenty days (120) days prior notice to Seller, to change the specified mode of delivery at its option for all or a portion of the Quantity. In the event any such change will result in an adjustment to Seller's costs (increase or decrease), Seller shall give Buyer prompt written notice thereof, such notice to include a detailed statement and itemization of such costs, and Buyer and Seller shall jointly make an adjustment to the Base Price of coal sold hereunder if Buyer agrees to the adjustment, otherwise the mode of delivery shall not change.

SECTION 4. QUALITY

     Section 4.1 The coal delivered hereunder shall conform to the specifications in Exhibit A attached hereto. The specifications in Exhibit A are hereby made a part of, are a fundamental basis of this Agreement, and create an express warranty by Seller that the coal shall conform in every respect to all specifications. The coal shall have a top size of not larger than two (2) inches. Intermediate sizes shall not be removed. Not more than 35% by weight of each delivery shall be less than 1/4 inch in size. The fine content of the coal shall be that resulting from the normal mining and preparation sizing of the coal, and no fine screenings or slurry shall be added. The coal shall be substantially uniform in quality and physical appearance and shall be free flowing and substantially free from excess water and impurities such as, but not limited to, rock, bone, wood, slate, earth, or metal.

     Section 4.2 Change in Specification. Seller may, with the written permission of Buyer, deliver coal which does not conform to the foregoing
Section 4.1 and the specifications in Exhibit A, provided that Buyer shall have the right to take such reasonable measures and precautions as it deems necessary to assure itself that any divergence in specifications does not adversely impact the costs or operation of Buyer's F.B. Culley Generating Station.

     Section 4.3 Rejection.

          (a) A ("Shipment") is defined as the entire quantity of coal prepared for delivery for which sampling and analysis has been performed pursuant to Section 5.2. A shipment shall not include more than 5,000 tons.

          (b) Seller shall notify Buyer prior to Buyer's receipt of any shipment if such shipment fails to conform to the specifications in Exhibit A. Buyer shall then have the option to accept or reject such shipment (a "Nonconforming Shipment"). If Seller fails to notify Buyer of a Nonconforming Shipment, then Buyer may request service at any time or, if the Nonconforming Shipment of coal is burnt, then Seller shall pay Buyer all costs, expenses and damages therefor, including, but not limited to, environmental costs, damages and expenses.

          (c) In the event Buyer rejects any Nonconforming Shipment, Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost. Buyer may request replacement of the rejected coal by Seller within five
               (5) working days with coal at least equal to the specifications in Section4.1 and Exhibit A. If Seller fails to replace the rejected coal within five (5) working days or the replacement coal is rejected, Buyer may purchase an equivalent amount of conforming specification coal from another source in order to replace the rejected coal and Seller shall reimburse Buyer for any amount by which the total delivered cost to Buyer of such conforming coal purchased from another source exceeds the then current delivered cost of coal under this Agreement. Seller shall reimburse Buyer for any and all freight or transportation expenses that it incurs for rejected coal.

          (d) After receipt of notice from Seller of a shipment, or upon Buyer's own discovery of a Nonconforming Shipment, Buyer may, by notice to Seller, voluntarily elect to accept a Nonconforming Shipment. If Buyer accepts a Nonconforming Shipment, the price therefor shall be reduced by an amount mutually agreed upon by Buyer and Seller, and the quantity Buyer is obligated to purchase from Seller, shall be reduced in each calendar year by the amount of any Nonconforming Shipment voluntarily accepted by Buyer.

          (e) Failure to Give Notice - Failure on the part of Seller to give Buyer advance notice of any nonconforming shipment as required in
               (a) above  shall  constitute  a default  within  the  meaning  of
               Section 14 of this Agreement.

     Section 4.4 Suspension and Termination.

          (a) Buyer may, upon notice in writing, suspend future shipments if sampling and analysis pursuant to Section 5.2 of this Agreement indicates that a shipment of coal fails to meet any of the specifications in Section 4.1 and in Exhibit A. Seller shall, within 15 days, provide Buyer with reasonable assurances that subsequent deliveries of coal shall meet or exceed such specifications. If Seller fails to provide such assurances within said 15 day period, or provides such assurance but does not correct the violation(s) prior to the next scheduled shipment after giving such assurance, Buyer may on 15 days notice, terminate this Agreement without any cost or penalty to Buyer. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up by Seller, with Buyer's approval, in accordance with a mutually agreed schedule. Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or delay the resumption of shipments.

          (b) Notwithstanding any other provisions of this Agreement, if the coal specifications set forth in Exhibit A are adjusted at any time due to new or revised applicable laws, rules or regulations, Seller and Buyer agree to enter into negotiations in good faith to arrive at a mutually agreeable price adjustment under which Seller can continue to supply coal that conforms with such new laws, rules or regulations and meets the adjusted specifications. The parties shall also negotiate an agreement as to any necessary lead time to permit the receipt and delivery of coal conforming to the new specifications. If mutually agreeable terms cannot be negotiated, either party may on not less than thirty (30) days' notice, terminate this Agreement.

     Section 4.5 Remedies. Seller shall be responsible for all costs incurred by Buyer resulting from Seller's failure to comply with this Agreement. Buyer, at its option, may allow Seller to supply replacement coal at the Base Price as adjusted pursuant to Section 6; however, Buyer may procure coal to replace all or any part of the quantity of coal which Seller has failed to deliver. The Seller shall be liable to Buyer for the excess delivered cost occasioned by Buyer's purchase of replacement coal and any other loss or damage directly caused by the Seller's breach of this Agreement. Buyer may also recover damages for all losses sustained as a result of Seller's breach of Agreement based upon any applicable legal theory, including, but not limited to, environmental costs, expenses, penalties, losses and damages. Buyer may deduct the excess cost, loss, or damage from any amount due Seller under this Agreement and, if such amount is insufficient, Buyer shall recover the balance due from Seller directly through appropriate legal action.

     Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

SECTION 5. WEIGHING, SAMPLING AND ANALYSIS

     Section 5.1 Weights. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station unless another method is mutually agreed upon by the parties. Such scales shall be duly certified by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be inaccurate, over or under a tolerance range of 0.5%, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

     Section 5.2 Sampling and Analysis. The sampling and analysis of the coal delivered hereunder shall be performed at Seller's expense at the Mine by an independent commercial testing laboratory ("Independent Lab") mutually selected by Buyer and Seller. The results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in accordance with American Society of Testing Materials ("A.S.T.M.") or other mutually agreed to specifications. Samples for analysis shall be taken in accordance with A.S.T.M. standards, may be composited, and shall be taken with a frequency and regularity sufficient to provide accurate representative samples of the deliveries made hereunder.

     Each sample shall be divided into 3 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by the Independent Lab, one part shall be made available to Buyer as a check sample, if Buyer in its sole judgment determines it is necessary, and one part ("Referee Sample") shall be retained for a period of 30 days. Buyer shall be given timely and routine copies of all analyses made by the Independent Lab. Seller will fax results and relevant coal quality information to Buyer's designee and to its Plant Manager, 24 hours prior to shipment. Buyer, on reasonable notice to Seller shall have the right to have a representative present to observe the sampling and analysis. Unless Buyer requests a Referee Sample analysis, the Independent Lab analysis shall be used to determine the quality of the coal delivered hereunder.

     If any dispute arises within 30 days of the date of sampling, the Referee Sample shall be submitted for analysis to another independent commercial testing laboratory ("Second Lab") selected by Buyer. The analysis of the Second Lab shall control to the extent provided in this Section. A dispute shall be deemed not to exist and the Independent Lab analysis shall prevail if such analysis differs from the analysis of the Second Lab by an amount equal to or less than any of the following ("as received"):

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]


SECTION 6. PRICE

     Section 6.1 Price.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 6.2 Revised Renewal Period Price.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 6.3 Diesel Fuel Price Adjustment.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

     Section 6.4 Government Impositions.

     [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

SECTION 7.        INVOICES, BILLING AND PAYMENT

     Section 7.1 Invoice Procedures for Coal Shipments. Seller shall invoice Buyer twice each month at the current Base Price for all coal unloaded in the previous calendar half-month.

     Section 7.2 Payment Procedures for Coal Shipments. Payment for coal unloaded shall be mailed within 15 days after receipt of invoice in form and detail satisfactory to Buyer. Buyer shall mail all payments to Seller's account as directed by Seller.

     Section 7.3 Withholding. Buyer shall have the right to withhold from payment of any billing or billings the amount of any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, such right to withhold to continue for the duration of the dispute or inability to verify. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold, and the parties agree to review the matter in detail within ten (10) days after Seller's receipt of such notice. In the event and to the extent that any dispute or verification issue is resolved in Seller's favor, Seller shall add the unpaid amount to the next invoice, plus interest at the prime rate of borrowed funds as published in the most recently published edition of the Wall Street Journal for the period between the date on which the amount would normally be paid and the actual payment date, and Buyer shall pay such extra amount in accordance with the procedures hereof. In the event and to the extent that any dispute or verification issue is resolved in Buyer's favor, Seller shall promptly issue a credit memorandum covering the amount in question.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

SECTION 8. FORCE MAJEURE

     Section 8.1 Events of Force Majeure. Performance of the obligations of either party hereto except as to any obligation by either party to make payment to the other shall be excused to the extent prevented by an event of Force Majeure. As used herein, an event of Force Majeure shall mean an act of God; strike, lockout or other labor dispute; sabotage; fire; flood; war; riot or insurrection; explosion; accident; embargo; blockade; inability to secure supplies, fuel, power, governmental authorization or permit; unscheduled or forced outages at the generating station (see Section 8.5 below); breakdown of or damage to machinery, plants or equipment; interruption or shortage of transportation arrangements or equipment; regulation, rule, law, order, act or restraint of any civil or military authority; or any other event, whether of the kind herein enumerated or otherwise, which is beyond the control and without the fault or negligence of the party affected thereby and which wholly or partially prevents, interrupts or delays performance hereunder. An event is beyond the control of a party if it cannot be prevented or eliminated by the exercise of due diligence or its prevention or elimination would be accomplished only at an excessive or unreasonable cost.

     The party claiming excuse hereunder shall give the other party prompt notice of such event. As used herein, the term "Seller" shall include any party mining, preparing, hauling, loading or transporting coal to Seller for resale to Buyer under this Agreement. The party experiencing the Force Majeure shall use its best efforts to remedy the Force Majeure as soon as practicable.

     Section 8.2 Notice and Suspension. If because of Force Majeure either Buyer or Seller is unable to carry out its obligations under this Agreement, such party shall promptly give the other party written notice of the Force Majeure, whereupon the obligations and liabilities of the party giving such notice and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such Force Majeure.

     Subject  to the  provisions  of this  Section if (a) a  condition  of Force
Majeure occurs, (b) mutual obligations are suspended as contemplated by the paragraph next hereinabove, (c) such condition (alone or extended by other conditions of Force Majeure) continues so that the mutual obligations remain suspended for a period of six months, and (d) at the end of said six months or at any time thereafter either party, in the exercise of reasonable judgment, concludes that there is no likelihood of ending the condition(s) in the immediate future, then either party may terminate this Agreement without liability to the other party by giving to the other 90 days' notice in writing of its intention to terminate.

     Section 8.3 Deficiencies in Shipments. In the event Seller is prevented, in whole or in part, from producing, processing or shipping coal hereunder due to Force Majeure, deficiencies in shipments so resulting may be added to subsequent shipments of like coal, but only if Seller is requested to do so by Buyer, and then pursuant to a reasonable schedule provided to Seller by Buyer.

     Section 8.4 Environmental Force Majeure. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt laws, regulations, policies and/or restrictions relating to air pollution or other environmental matters which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller's mine and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days' notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party. Any expense contemplated by this Section shall be deemed unreasonable and the alternative under consideration shall thereby be deemed impossible or commercially impracticable, if it would result in a total cost to Buyer (including the cost of any equipment amortized over its useful life), in using Seller's coal, in excess of the total cost of using competitive fuels including, without limitation, coal from alternative sources which are then reasonably available to Buyer and which can be utilized in conformity with all such restrictions (including the cost of any addition or modification to Buyer's generating station necessary to permit the delivery and utilization of such fuel). The cost of using such fuels over the remainder of the term of this Agreement, including anticipated increases in the price of such other fuel and of any required modifications, adjustments or additions to Buyer's generating station, shall be considered for purposes of this Section. Buyer's decisions and opinions with respect to this Section 8.4 shall be final and not subject to question or dispute by Seller.

     Section 8.5 Redirection of Coal. Notwithstanding any other provision of this section, Buyer will have the absolute right and discretion, but in no event any obligation, during any period of Force Majeure, to redirect shipments of coal delivered under this Agreement to any of its generating stations, provided that Buyer agrees to reimburse Seller for any additional transportation or handling costs that are incurred by Seller to effect such redirected deliveries.

SECTION 9. AUDIT AND INSPECTION

     Buyer shall have the right to inspect, review, and audit (or to have its representatives inspect, review, and audit) at any time during regular business hours, and upon reasonable notice so as not to disrupt any part of Seller's operations, including, without limitation the source of Seller's coal, management, and/or processes by which coal is mined, handled, processed, hauled, sampled, analyzed and loaded hereunder.

     Buyer shall maintain, and cause its representatives to maintain, all data and information discovered pursuant to this Section in confidence except to the extent that disclosure thereof may be required by law.

SECTION 10. NOTICES

     Section 10.1 Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given if delivered in person, transmitted by telegraph, telex, or telecopier, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested and addressed as follows:

         If to Seller:
                  President
                  SIGCORP Fuels, Inc.
                  20 N.W. Fourth Street
                  Evansville, IN  47741

         If to Buyer:
                  President
                  Southern Indiana Gas and Electric Company
                  20 N. W. Fourth Street
                  Evansville, Indiana 47741


     Section 10.2 Change of Person or Address. Either party may change the person or address specified above upon giving notice to the other party of such change.

SECTION 11. RIGHTS TO USE AND RESELL

     Buyer shall have the unqualified right to resell all or any of the coal purchased under this Agreement, and to use any and all such coal in any of its generating stations including the transfer from one plant to another, all in it's absolute discretion, provided that Buyer agrees to reimburse Seller for any additional transportation or handling costs incurred by Seller to effect such deliveries.

SECTION 12. LIABILITY

     Section 12.1 Indemnity - Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses (including reasonable attorney's fees) arising out of or resulting from any failure of the coal sold hereunder to comply with any laws, regulations or ordinances, including, without limitation, any laws, regulations or ordinances relating to air quality or emissions standards, or which otherwise arise out of the acts or omissions of Seller in the performance of this Agreement. Seller further agrees to indemnify, defend and hold Buyer and its agents and employees harmless from any claims, demands or liability of any kind or nature for injuries or damage to any person or property arising out of or resulting from the performance of the Agreement.

     Section 12.2 Consequential Damages - In no event shall either party be liable to the other or to any third party for any indirect, special or consequential damages including, without limitation, those based on loss of revenue, profit or business opportunity, whether or not either party had or should have had any knowledge, actual or constructive, that such damages might be incurred.

SECTION 13. STATUS AND RELIANCE OF BUYER

     Seller recognizes that Buyer is a public utility which has power sales contracts with other utilities and provides electrical service to customers within the State of Indiana. Throughout this Agreement Buyer, its customers and such other utilities will be relying on the continued operation of the generating station as a source of electricity for their various needs. Seller further acknowledges that an adequate and continuous fuel supply to the generating station, at prices reasonably in conformity to then prevailing market prices for coal comparable in quality to that sold hereunder, are essential to Buyer's ability to provide electricity and services at affordable rates. By signing this Agreement Buyer is placing reliance upon Seller to furnish a significant portion of its fuel supply at competitive prices. Seller agrees, in meeting its obligations hereunder, to give due consideration to the status and reliance of Buyer and Buyer's customers.

SECTION 14. TERMINATION FOR DEFAULT

     In the event of the failure of either party to comply with any material obligation of this Agreement, either party shall have the right to terminate this Agreement at any time by giving to the other 120 days' notice in writing of its intention to do so, specifying the default complained of. At the expiration of said 120 days, unless the party in default shall have made good such default, the party not in default shall have the right at its election to terminate this Agreement forthwith.

     This right shall be in addition to the rights provided to either party in other portions of this Agreement and by law, or in equity.

SECTION 15. CONSTRUCTION OF AGREEMENT

     Section 15.1 Applicable Law. This Agreement shall be deemed to be executed in the State of Indiana and shall be interpreted and enforced according to the laws of the State of Indiana.

     Only the courts in the State of Indiana shall have jurisdiction over this Agreement and any controversies arising out of the Agreement. Any controversies arising out of this Agreement shall be submitted only to the courts of the State of Indiana.

     Seller hereby submits to the jurisdiction of the courts in the State of Indiana for the purposes of interpretation and enforcement of this Agreement.

     Section 15.2 Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of the Agreement.

     Section 15.3 Waiver. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     Section 15.4 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law.

     Section 15.5 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     Section 15.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     Section 15.7 Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, that Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any company, controlling, controlled by, or under common control with Buyer.

     Section 15.8 Entire Agreement. This instrument contains the entire Agreement between the parties as to coal produced and sold from the Coal Property, and there are no representations, understandings or agreements, oral or written, which are not included herein.

     Section  15.9  Amendments.   Except  as  otherwise  provided  herein,  this
Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by parties hereto.

SECTION 16. INDEPENDENT CONTRACTOR

     Seller shall be an independent contractor with respect to the work to be performed hereunder. Neither Seller nor its subcontractors, nor the employees of either, shall be deemed to be the servants, employees or agents of Buyer.

SECTION 17. PERMITS AND LICENSES

     Both parties shall, at their own expense, obtain any necessary permits and licenses in connection with the performance of their work, unless otherwise specified in this Agreement, and shall be responsible for conducting the work in accordance with the provisions of such permits and licenses.

SECTION 18. CONFIDENTIALITY

     Subject to Buyer's obligations of disclosure to AMAX Coal Company under a pre-existing agreement, Seller and Buyer agree to retain in confidence this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either party identifies to the other as being proprietary in nature. It is agreed and understood, however, that such information may be disclosed when requested by a court or government agency, to consultants or subcontractors of either of the parties subject to the same conditions of confidentiality as provided herein, or as otherwise provided by law, regulation, or administrative requirement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                   SOUTHERN INDIANA GAS AND ELECTRIC
                                   COMPANY

                                   By: /s/ Ronald Jochum
                                       -----------------------------------------
                                       Ronald Jochum

                                   Its: Vice President, Power Supply for SIGECO

ATTEST:

/s/ Susan Fester
-------------------
Susan Fester

                                   SIGCORP FUELS, INC.

                                   By: /s/ Kent Stump
                                       -----------------------------------------
                                       Kent Stump

                                   Its: President

ATTEST:

/s/ Kimberly Snow
-------------------
Kimberly Snow

                                    EXHIBIT A

                               SIGCORP FUELS, INC.



                               COAL SPECIFICATIONS



   [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]